Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ami Knoefler
Director, Corporate Communications
510-284-6350 or 510-284-6605

ABGENIX ANNOUNCES THIRD QUARTER 2003
FINANCIAL RESULTS

Fremont, Calif., October 21, 2003 – Abgenix, Inc. (NASDAQ: ABGX) today reported financial results for the third quarter ended September 30, 2003.

For the quarter ended September 30, 2003, the company reported a net loss of $43.6 million or $0.50 per share, compared to a net loss of $33.9 million or $0.39 per share for the same period in 2002.

Contract revenues for the third quarter were $2.0 million, compared with $2.6 million for the same quarter in 2002.  Including interest income, total revenues for the third quarter were $4.0 million, compared with $7.7 million for the same period in 2002. Contract revenues for the quarter primarily included license fees and milestone payments from customers and collaborators.

Expenses for the third quarter of 2003 were $47.6 million, compared with $41.6 million for the same quarter of 2002.  Third quarter 2003 expenses included $10.3 million in costs of starting up the company’s antibody production facilities.

Net cash used in operating activities in the third quarter of 2003 was $38.4 million.  For the nine months ending September 30, net cash used in operating activities was $101.1 million.  For the third quarter of 2003, capital spending totaled $1.3 million.  For the nine months ending September 30, total capital spending was $27.6 million.

Abgenix ended the third quarter with approximately $267.4 million in cash, cash equivalents and marketable securities.  In addition, Abgenix holds long-term investments, primarily equity in corporate collaborators, valued at $22.9 million.

“We are executing our strategy of building a network of product development alliances and a diversified portfolio of antibody drugs,” said Ray Withy, PhD., president and chief executive officer of Abgenix.  “The investment of $100 million by AstraZeneca, when the agreements close, will help us toward meeting our goal of ending the year with a cash balance of approximately three times the operating use of cash in 2003.”

Recent company highlights include:

•                  Announcement of an amended agreement with Amgen’s wholly owned subsidiary Immunex for ABX-EGF.  The amendment provides Immunex with additional clinical development and commercialization responsibilities, while Abgenix will manufacture both clinical and early commercial supplies of ABX-EGF.  The companies will continue to share program costs equally, as well as worldwide operating profits from future sales.  Immunex will also make available to Abgenix $60 million in the form of advances, repayable only out of future profits from ABX-EGF, that may be used by Abgenix to fund its share of development and commercialization costs for ABX-EGF, after Abgenix has contributed $20 million towards development costs in 2004.  The loan will be forgiven if ABX-EGF is not approved for marketing.

•                  Announcement of a major oncology alliance with AstraZeneca to discover, develop and commercialize antibody therapeutics for cancer.  The companies will jointly select up to 36 cancer targets that, if successfully developed, would be commercialized exclusively worldwide by AstraZeneca.   Abgenix may receive milestone and royalty payments, as well as payments for preclinical studies, early clinical research, process development, and both clinical and commercial manufacturing.  In addition, the collaboration will involve the selection and development of an additional pool of antibodies by Abgenix, which the companies may elect to further develop on an equal cost and profit sharing basis.  Upon closing of the transaction, AstraZeneca will also make a $100 million investment in Abgenix convertible preferred stock, convertible into Abgenix common stock initially at $30 per share. Upon the achievement of certain milestones, Abgenix may also require AstraZeneca to invest an additional $60 million in Abgenix convertible preferred stock.

•                  Announcement that the company has received a Drug Manufacturers License from the State of California, Food & Drug Branch (FDB).  This license allows Abgenix to manufacture and ship clinical material from the state-of-the-art, 100,000-square foot biologics manufacturing facility at its Fremont headquarters.

The consummation of the oncology alliance with and the issuance of the convertible preferred stock to AstraZeneca are subject to customary closing conditions, including without limitation the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Conference Call Information

Abgenix will hold a conference call today at 4:30 pm ET, 1:30 pm PT to discuss financial results.  To participate in the teleconference, please dial 800-299-7635 fifteen minutes before the conference begins. International callers should dial 617-786-2901. The pass code is 77194383. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until November 4, 2003 on the company’s website or by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay participant code is 65710340.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing capabilities, other than statements of historical fact, and about its projected financial results and the achievement of milestone or similar payments, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenues:
Contract revenues	$1,957	$2,635	$10,463	$16,135
Interest and other income	2,036	5,068	8,010	15,460
Total revenues	3,993	7,703	18,473	31,595

Costs and Expenses:
Research and development	26,008	29,570	67,943	97,489
Manufacturing start-up costs	10,282	—	63,127	—
General and administrative	7,828	8,945	21,182	22,872
Amortization of intangible assets	1,792	1,815	5,398	5,437
Impairment of investments	—	—	—	72,151
Interest expense	1,652	1,228	4,133	3,661
Total costs and expenses	47,562	41,558	161,783	201,610

Loss before income tax expense	$(43,569)	$(33,855)	$(143,310)	$(170,015)

Foreign income tax expense	—	—	84	—
Net loss	$(43,569)	$(33,855)	$(143,394)	$(170,015)
Basic and diluted net loss per share	$(0.50)	$(0.39)	$(1.63)	$(1.95)
Shares used in computing basic and diluted net loss per share	87,962	87,395	87,865	87,122

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)	*

Cash, cash equivalents and marketable securities	$267,365	$396,549
Other current assets	25,668	21,182
Total current assets	293,033	417,731
Property and equipment, net	251,526	244,419
Long-term investments	22,871	20,939
Intangible assets, net	120,288	127,129
Deposits & other assets	29,525	31,779
Total assets	$717,243	$841,997
Deferred revenue	$7,243	$3,416
Other current liabilities	44,616	32,525
Total current liabilities	51,859	35,941
Convertible subordinated notes	200,000	200,000
Deferred rent	5,714	4,417
Stockholders’ equity	459,670	601,639
Total liabilities and stockholders’ equity	$717,243	$841,997

*  Derived from the December 31, 2002 audited financial statements.